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                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
James River Bankshares, Inc.



We consent to incorporation by reference in the Registration Statement on Form S-8 (Registration Nos. 33-99156, 333-07997, 333-07999, and 333-61329) of James
River Bankshares, Inc. of our report dated January 19, 2001, relating to the consolidated balance sheets of James River Bankshares, Inc. and subsidiaries as of December 31, 2000 and 1999 and the related statements of income, shareholders' equity and cash flows for the year then ended, which report appears in the December 31, 2000 Annual Report of James River Bankshares, Inc.

YOUNT, HYDE & BARBOUR, P.C.



50 South Cameron Street
Winchester, Virginia 22601
March 23, 2001